UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.            )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LogicMark, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

EXPLANATORY NOTE

On July 28, 2022, LogicMark, Inc. (the “Company”) (i) initiated a voicemail campaign, the purpose of which was to provide the Company’s stockholders with a recorded message (the “Recorded Message”) from Chia-Lin Simmons, the Company’s Chief Executive Officer, regarding the Company’s upcoming Annual Meeting of Stockholders scheduled to be held on Thursday, August 25, 2022 (the “Annual Meeting”); and (ii) posted additional information on its Facebook, LinkedIn and Twitter pages (collectively, the “Updated Social Media Content”), regarding the Annual Meeting. The Recorded Message and the Updated Social Media Content each summarizes certain recent Company operational and financial highlights and reminds the Company’s stockholders to vote for each of the four proposals included in the Definitive Proxy Statement that the Company filed with the U.S. Securities and Exchange Commission (“SEC”) on June 30, 2022 (the “Definitive Proxy Statement”).

The Record Message and the Updated Social Media Content each supplements the Definitive Proxy Statement and each of the Definitive Additional Materials that the Company filed with the SEC on July 5, 2022, July 12, 2022, July 13, 2022, July 14, 2022, July 15, 2022, July 21, 2022, July 25, 2022 and July 26, 2022.

Below is a transcript of the Recorded Message.

Hi, it’s Chia-Lin Simmons, CEO of LogicMark. I wanted to let you know why it is so important for you to vote FOR our proxy proposals before our annual meeting on August 25th. Voting in favor of all proxy proposals is vital for LogicMark’s continued progress.

We plan to continue delivering on our promises to increase shareholder value. We said we were going to keep the company from being delisted by NASDAQ. We did. We said we’d pay down our debt. We did. We said we’d expanded our intellectual property portfolio. We did. And will continue to do so with your vote. Please check the mail or your email for your ballot or call 888-742-1305 to vote now.

Below is a copy of the information posted on the Company’s Facebook page, https://www.facebook.com/LogicMark-192670637412639:

Below is a copy of the information posted on the Company’s LinkedIn page, https://www.linkedin.com/company/logicmark/?viewAsMember=true:

Below is a copy of the information posted on the Company’s Twitter page, https://twitter.com/logicmark:

* * *

Note: Notwithstanding the foregoing or anything to the contrary contained herein, due to ongoing public health concerns regarding the COVID-19 pandemic and for the health and well-being of our stockholders, directors, management and associates, the Company is planning for the possibility that there may be limitations on attending the Annual Meeting in person, or the Company may decide to hold the Annual Meeting on a different date, at a different location or by means of remote communication (i.e., a “virtual meeting”).